EXHIBIT 8.2

Porter & Hedges, l.l.p.

ATTORNEYS AND COUNSELORS AT LAW
1000 MAIN STREET, 36TH FLOOR
HOUSTON, TEXAS 77002-6336

MAILING ADDRESS:
TELECOPIER (713) 228-1331	P.O. BOX 4744
TELEPHONE (713) 226-6000	HOUSTON, TX 77210-4744

June 8, 2005

Mission Resources Corporation
1331 Lamar, Suite 1455
Houston, Texas 77010

Ladies and Gentlemen:

     We are acting as counsel for Mission Resources Corporation (“Mission”), a Delaware corporation, in connection with (i) the merger of Petrohawk Acquisition Corporation (the “Merger Sub”), a Delaware corporation that is a wholly owned subsidiary of Petrohawk Energy Corporation (“Petrohawk”), a Delaware corporation, with and into Mission, and the immediately subsequent merger of Mission with and into Petrohawk, both pursuant to the Agreement and Plan of Merger dated April 3, 2005, and amended through June 8, 2005 (the “Agreement”) by and among Mission, Petrohawk, and the Merger Sub and (ii) the preparation and filing on June 8, 2005 of the Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes the proxy statements of Mission and Petrohawk. Capitalized terms not otherwise defined in this letter have the same meaning as in the Agreement.

     This opinion is being provided in accordance with section 6.2(d) of the Agreement. In providing this opinion, we have examined and are relying upon the truth, accuracy and completeness at all relevant time of the statements, covenants, warranties and representations contained in the (i) the Agreement, (ii) the Registration Statement, (iii) certain other filings made by Mission and Petrohawk with the SEC, (iv) factual certifications provided to us by representatives of Mission and Petrohawk, including in their respective letters dated the date hereof (collectively, the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time, and (v) other information provided to us by Mission. We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

     We assume that (i) the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective time of the merger; (ii) the Upstream Merger will be consummated in the manner described in the Agreement; and (iii) the Merger and the Upstream Merger will each qualify as a statutory merger under state law. These agreements provide that the value of Petrohawk stock issued in the Merger will equal at least 40% of

Mission Resources Corporation
June 8, 2005

the value of the combined merger consideration measured at the effective time of the Merger, which if not true will cause this opinion to be withdrawn and not be effective.

     Based on the facts, assumptions and representations described in this opinion and subject to the qualifications stated herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, for United States federal income tax purposes, (i) the Integrated Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Petrohawk and Mission will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In addition, we have concluded that the statements of legal conclusion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” reflect our opinion as to the material anticipated U.S. federal income tax consequences of the Merger.

     Our opinions are based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. Any change in the facts and circumstances surrounding the Integrated Transaction, or any inaccuracy in the statements, assumptions and representations on which we have relied, may affect the validity of the opinion set forth herein. We are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, representation, corporate record, covenant, statement, or assumption stated or referred to herein that becomes untrue, incorrect, or incomplete.

     No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, local or other federal law. No ruling has been requested from the Internal Revenue Service (the “IRS”) on any aspect of the Integrated Transaction. Our opinion is not binding upon the IRS or a court, and will not preclude the IRS or a court from adopting a contrary position.

     This opinion letter is furnished to you solely for use in connection with the Integrated Transaction and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to without our express written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Porter & Hedges, L.L.P., under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

PORTER & HEDGES, L.L.P.